UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 13, 2016

BIODEL INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33451	90-0136863
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

100 Saw Mill Road Danbury, Connecticut	06810
(Address of principal executive offices)	(Zip Code)

(203) 796-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Amended and Restated Share Exchange Agreement

Biodel Inc. (the “Company”) previously entered into that certain share exchange agreement with Albireo Limited, a company registered in England and Wales (“Albireo”) and the holders of Albireo shares or notes convertible into Albireo shares (the “Sellers”) on May 24, 2016 (the “Exchange Agreement”). Subject to the satisfaction or waiver of the conditions set forth therein, each Seller has agreed to sell its shares of Albireo for newly issued shares of the Company’s common stock (the “Transaction”).

On July 13, 2016, the Company, Albireo and the Sellers amended and restated the Exchange Agreement (the “Amended and Restated Exchange Agreement”). The Amended and Restated Exchange Agreement eliminates registration requirements applicable to the shares of the Company’s common stock issuable in the Transaction to the Sellers, provides for the Company to instead file a standalone proxy statement with the Securities and Exchange Commission (the “SEC”), and allocates certain expenses related to the Transaction. All other material terms and conditions of the Exchange Agreement remain unchanged in the Amended and Restated Exchange Agreement.

The foregoing description of the Amended and Restated Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Exchange Agreement, which is attached hereto as Exhibit 2.1 to this Form 8-K and is incorporated herein by reference.

The Amended and Restated Exchange Agreement has been included as an exhibit to this Current Report on Form 8-K to provide investors and security holders with information regarding its terms. It is not intended to provide any other financial information about the parties thereto or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Amended and Restated Exchange Agreement were made only for purposes of such agreement and as of a specific date; were solely for the benefit of the parties thereto; may be subject to limitations agreed upon by such parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties thereto instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the parties to the Amended and Restated Exchange Agreement or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Amended and Restated Exchange Agreement, which subsequent information may or may not be fully reflected in public disclosures by the parties thereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Amended and Restated Share Exchange Agreement, dated as of July 13, 2016, by and among Biodel Inc., Albireo Limited and the Sellers listed on Schedule I thereto.

Additional Information and Where You Can Find It

The Company will file a preliminary proxy statement with the SEC in connection with the solicitation of proxies for its 2016 Annual Meeting of Stockholders and will mail a definitive proxy statement and other relevant materials to the Company’s stockholders. At the 2016 Annual Meeting of Stockholders, the Company’s stockholders will be asked to approve, among other things, a proposal for the issuance of the Company’s common stock in the Transaction. THE COMPANY’S STOCKHOLDERS ARE URGED TO READ, WHEN AVAILABLE, THE COMPANY’S DEFINITIVE PROXY STATEMENT IN CONNECTION WITH ITS SOLICITATION OF PROXIES FOR THE COMPANY’S 2016 ANNUAL MEETING OF STOCKHOLDERS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, ALBIREO AND THE PROPOSED TRANSACTION. When filed, these documents and other documents filed by the Company can be obtained free of charge from the SEC’s website at www.sec.gov. These documents also can be obtained free of charge by accessing the Company’s website at www.biodel.com or by contacting the Company’s Corporate Secretary at 203-796-5000 or by mail at Investor Relations, Biodel Inc., 100 Saw Mill Road, Danbury, Connecticut 06810.

Participants in Solicitation

The Company, Albireo, their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Company’s 2016 Annual Meeting of Stockholders under the rules of the SEC. Information about these participants may be found in the definitive proxy statement that the Company will file with the SEC relating to its 2016 Annual Meeting of Stockholders. The definitive proxy statement will be mailed to all stockholders of record as of the record date set for the 2016 Annual Meeting of Stockholders and can also be obtained (when it becomes available) free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive proxy statement and other relevant materials to be filed by the Company with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BIODEL INC.

Date: July 13, 2016	By:	/s/ Paul S. Bavier
	Name:	Paul S. Bavier
	Title:	Interim President, Chief Administrative Officer, Vice President Corporate Development, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

2.1	Amended and Restated Share Exchange Agreement, dated as of July 13, 2016, by and among Biodel Inc., Albireo Limited and the Sellers listed on Schedule I thereto.